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Exhibit 99.1

        February 18, 2003

TETRA TECH ANNOUNCES INTENT TO PURCHASE
FOSTER WHEELER ENVIRONMENTAL CORPORATION

        Pasadena, California.    Tetra Tech, Inc. (NASDAQ: TTEK) and Foster Wheeler Ltd. (NYSE: FWC) announced today that they have entered into a definitive agreement to sell substantially all of the assets of Foster Wheeler Environmental Corporation (FWENC) to Tetra Tech. FWENC is a wholly owned subsidiary of Foster Wheeler USA, and employs approximately 1600 people. FWENC had 2002 gross revenue of approximately $300 million, and net revenue of approximately $160 million. The sale price is $80 million in cash, subject to net asset value and other adjustments.

        FWENC specializes in providing environmental management services to the Federal government, which accounted for over 80% of its revenue last year. In addition, FWENC provides hazardous and nuclear waste management, port and harbor design, and other engineering and technical services to solve complex problems for its government and commercial clients.

        Foster Wheeler's CEO, Raymond J. Milchovich, said, "Foster Wheeler Environmental is a sound operating company. It is being acquired by a strategic buyer, which has the ability to capture synergies and allow FWENC to achieve its full potential. The transaction provides Foster Wheeler with additional liquidity, operating flexibility and represents another step in the financial restructuring of our very strong worldwide Engineering and Construction and Power businesses."

        Tetra Tech's CEO, Li-San Hwang, added, "Strategically, this acquisition will strengthen our relationship with the federal government, which has been and is expected to be our strongest customer base. The acquisition will enhance Tetra Tech's position with the Department of Defense and provide a firm foothold in the Department of Energy market. FWENC's seasoned management team and project management capability will further strengthen Tetra Tech's market presence."

        The transaction is subject to various closing conditions, and is expected to close by the end of March 2003.

        Foster Wheeler Ltd. (www.fwc.com) is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J.

        Tetra Tech (www.tetratech.com) is a leading provider of consulting, engineering and technical services. With more than 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure. Tetra Tech's services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

        FOSTER WHEELER CONTACT: Andrew O'Hearn, (908) 730-4444

        TETRA TECH CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2003 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-Q for the fiscal quarter ended December 29, 2002. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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Exhibit 99.1
TETRA TECH ANNOUNCES INTENT TO PURCHASE FOSTER WHEELER ENVIRONMENTAL CORPORATION